1996

          EXECUTIVE

          GAINSHARING PROGRAM


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                    1996 EXECUTIVE GAINSHARING PROGRAM



       The Executive Gainsharing Program is one of three sections of a Company-wide gainsharing program. Other work units participating in the Company-wide program are the Bargaining Unit and a program for the Staff. Each of the three work units have goals established in which participants can directly influence the results. The maximum award that any participant may receive is three percent.

       This program is designed for the officers in the following positions:
       Chairman, President and CEO; President and COO; Sr. Vice President, Finance; Vice President, Administration; Vice President, Power Supply; Secretary/Treasurer, and Controller.


                             BLACK HILLS CORPORATION
                   1996 EXECUTIVE GAINSHARING PROGRAM GOALS

       I. SAFETY GOAL (1%)

          This category has a total award value of 1%. The category is comprised of safety goals dependent on each other. The goals are:

          A.  Motor Vehicle Accidents
          B.  OSHA Lost Time Accidents

          To receive a 1% award, the Company average must be less than the NCEA average at year-end in each respective area.

       II. O&M EXPENSE REDUCTION GOAL (1%)

          This category has a total award value of 1%. For an award to be paid in this category, a reduction in the O&M budget must occur. A payout to the participants will be equal to one-third of the average company-wide participant gainshare payout.

          Example: If the average 1995 gainshare award payout per participant is 2.5%, each participant (officer) in this specific program would receive a payout equal to .825%.

       III. COMPANY STRATEGIC DIRECTION GOAL (1%)

          The goal has a total award value of 1%. Participants will develop a plan representing their respective area of responsibility in relation to the strategic organizational direction the Company will model in five years given the information known at the present time. At year-end, the CEO will determine to what degree the goal has been achieved. Awards for each participant can be made in 1/4% increments not to exceed 1%.
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       NOTE:   For  each  MVA,  LTA, or public liability an individual employee has, the equivalent of a 1% award will be deducted from their award as previously calculated. (An employee could lose the entire 3% potential award should they incur three of the above mentioned incidents.)

       STOP LOSS: The basic goal of gainsharing is to reduce costs. Therefore, employees who have a MVA, LTA, public liability, operations or property damage loss in excess of $10,000 and are found to be at fault will be ineligible for any Gainshare Award that year. An incident that occurs in one year but accumulates expenses in more than one year would affect an employee's Gainsharing Award in the year expenses reach $10,000. The Gainsharing Committee will address special situations and determine effect.


                                     GUIDELINES

       The program will be comprised of a one year period starting January 1, 1996, through December 31, 1996. The gainshare program calculations and payout checks, if awarded, will be issued in the first quarter of the following year.

       An individual employee's gainsharing bonus, if any, will be paid on gross pay as it appears on the employee's W-2. This includes regular, paid time off, and other forms of compensation.

       An employee who transfers between one of the three gainshare programs as defined in the 1996 Gainsharing Program will have their gainshare bonus, if awarded, based upon where the greatest amount of time worked occurred. The maximum gainsharing award an employee may receive is 3%.

       Anyone terminated from employment with Black Hills Corporation before the completion of the program will not be eligible for any gainsharing bonus. Exceptions would be death, permanent disability or retirement.


                          Board of Directors Retain Discretion

       This Plan is not at any time a contract of employment. The Company reserves the right to change this Plan whenever and in any manner it deems appropriate. Irrespective of changes in the Plan, no rights are vested. All awards are earned only when and if finally approved by the Board of Directors notwithstanding anything contained in the Plan that may be construed to be to the contrary.

       The Board of Directors, in its sole and absolute discretion, may decline to approve any award, though the participant may have achieved or exceeded threshold and target levels of performance. Setting a threshold or target of performance for any participant does not constitute a promise to pay an award even if the participant meets the threshold or target of performance. In determining whether to make an award and the amount of the award, the Board of Directors may consider criteria other than or in addition to the threshold and target performance determined under this Plan. Nothing in this Plan is a promise by the Company or any of its subsidiaries to continue to employ any participant for any period of time.